Exhibit 99.1

NEWS release

P.O. Box 10

Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-0216 | roakes@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First receives approval from Tomah Bancshares shareholders to merge with Timberwood Bank

MANITOWOC, Wis, April 24, 2020 -- Bank First Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., announced today that it has received approval from the shareholders of Tomah Bancshares, Inc. (“Timberwood”), parent company of Timberwood Bank, to complete its merger of the two organizations. 99.8% of the total number of shares voted were cast in favor of the transaction.

“Tomah Bancshares’ approval brings us another step closer to combining two solid community banks in Tomah,” stated Mike Molepske, President and Chief Executive Officer of Bank First. “Since the announcement in November 2019 and unique circumstances presented due to COVID-19, our conversion teams have actively pursued a seamless transition for our valued customers. The diligence and care shown by Timberwood Bank and Bank First employees during these unprecedented times emphasizes our shared strength of commitment to our customers, communities, shareholders, and fellow employees. I look forward to an extraordinary future as our two organizations come together as one and continue the tradition of community banking in Tomah and the surrounding areas.”

The merger is scheduled for Friday, May 15, 2020. The systems conversion will occur over the weekend, and the Timberwood Bank location will open as a Bank First branch on Monday, May 18, 2020. The Bank First branch located in downtown Tomah at 1021 Superior Avenue will remain open until the end of this year while the bank completes renovations to its new office at 110 West Veterans Avenue.

Bank First Corporation

Bank First Corporation is a bank holding company headquartered in Manitowoc, Wisconsin with total assets of approximately $2.2 billion. Its principal activity is the ownership and operation of Bank First, N.A., a nationally-chartered community bank that operates 23 branches in Wisconsin. The bank’s history dates back to 1894 when it was founded as the Bank of Manitowoc. For more information on Bank First, please visit www.bankfirstwi.bank.

Tomah Bancshares, Inc.

Tomah Bancshares, Inc., is a bank holding company headquartered in Tomah, Wisconsin with total assets of approximately $190 million. Its principal activity is the ownership and operation of Timberwood Bank, a community bank that operates one branch in Tomah, Wisconsin.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 23 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 284 full-time equivalent staff and has assets of approximately $2.2 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.